Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bumble Inc. for the registration of shares of its Class A common stock and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of Bumble Inc., and the effectiveness of internal control over financial reporting of Bumble Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

March 2, 2023